EXHIBIT 99.1

RENAVOTIO, INC. (RIII) ENGAGES CORPORATE ACCOUNTING FIRM AND EXPANDS ITS CRANBERRY GLOVE BUSINESS WITH CONTRACTS TOTALING $177,500,000

Tulsa, OK, September 6, 2022 (GLOBE NEWSWIRE) -- Renavotio, Inc. (OTC:RIII) (the “Company”), an infrastructure investment company focused on opportunities, including medical protective equipment, 5G, ISP, utility construction, utility management, IoT, water, waste management technology, and related industries, announces its current shareholder updates.

The Company has engaged Eventus Advisory Group LLC to work with its current auditors, Marcum LLP, to complete the reaudits of the 2020, 2021 and 2022 financials along with implementing a systems protocol to handle the Company’s current and future growth. The Company is completing the 2020 10-K/A, 2021 10-K as a combined filing along with the 2022 First, Second and Third Quarter 10-Q’s. The Company’s plans are to be completely current by the third quarter of 2022.

The Company has agreed to enter into financial partnerships on its first Cranberry Purchase Orders with funds advanced necessary to complete the transaction with net revenues to Renavotio to be shared 50/50. The initial inspections of the first shipment are scheduled to begin on September 12. The first orders will be sent both by air and sea. The Company expects to receive up to 780,000 gloves by air and additional 6,000,000 to be shipped by sea over the next 12 months.

The Company has also responded to a civil proceeding for collection of a promissory allegedly due to the seller arising from the previous acquisition of Utility Management & Construction, LLC and Cross-Bo Construction, LLC (“Cross-Bo”). Subsequent to the acquisition, the seller fraudulently breached the agreement causing damages of approximately $1,300,000 which triggered the construction performance bond on an infrastructure project. The bonding company made a subrogation claim which was settled on terms providing for payments. The Company has filed a counter claim for that amount. The bonding company has recently filed a federal court action to collect on the settlement agreement.

There have been recent filings by the multiple defendants in the Cease-and-Desist order filed against Verizon, Cox, T-Mobile, U.S. Cellular, AT&T, Mobilitie, Renavotio Inc., construction contractors, and multiple city of Tulsa departments and state commissions that only effects work in the Oklahoma area. Many of the cases have been dismissed and the Company expects its case to be dismissed as well.

Arrowhead Fiber, LLC, the Company’s subsidiary is unaffected with respect to its current and future bids by the above actions. The Company expects to hear of the awards on the outstanding bids later this month.

Billy Robinson, the CEO and Chairman of Renovatio commented, “We are pleased with the engagement of Eventus Advisory Group LLC, who works closely with Marcum, LLP and will put systems in place to help keep our financials and filings current. With the expansion of our Glove import program and the growing opportunities in the fiber and 5G space we will strive to bring our shareholders value.”

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About Renavotio, Inc.

Renavotio, Inc. (OTCQB: RIII) an infrastructure investment company focused on opportunities, including medical protective equipment, 5G, ISP, utility construction, utility management, the internet of all things, “(IoT”), water, waste management technology, and related industries. The Company’s wholly owned subsidiary, Renavotio Infratech, Inc. (“RII”), includes business and acquisition strategies concentrating on medical protective equipment and infrastructure with utility construction and consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long-term savings, utilizing smart-utility monitoring, and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning. RII’s wholly owned subsidiary, Utility Management Corp, is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. Utility Management Corp’s subsidiary, Utility Management and Construction (UMCCO) is an engineering and smart utility management company that provides a one-stop solution to rural communities to reduce the consumption of electricity, data, natural gas, and water utilities for commercial, industrial and municipal end users. UMCCO’s unique approach creates immediate bottom-line savings for its clients, by providing engineering, planning, permitting and installation through their second wholly owned subsidiary, Cross-Bo Construction, which specializes in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals. www.umcco.com.

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Forward Looking Statement

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include general business, economic, competitive, regulatory, markets and other conditions, political and social uncertainties. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. No information in this news release should be construed as any indication whatsoever of the Company’s future stock price, revenues, or results of operations. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Renavotio, Inc.

601 South Boulder Ave.

Suite 600 Tulsa, OK 74119

(888) 928-1312

Email:brobinson@renavotio.com

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